                                                                       Exhibit 5

                               HADDAN & ZEPFEL LLP
                       500 Newport Center Drive, Suite 580
                             Newport Beach, CA 92660
                                 (949) 706-6008

                                  March 3, 2006


Advanced Refractive Technologies, Inc.
1062 Calle Negocio, Suite D
San Clemente, CA 92673

Dear Sirs:

         You have requested our opinion with respect to certain matters in connection with the filing by Advanced Refractive Technologies, Inc., a Delaware corporation (the "Company")of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 178,571,428 shares of the Company's Common Stock, par value $.001 per share (the "SHARES"), for issuance pursuant to a Workout Consulting Services Agreement, dated March 3, 2006 (the "Agreement").

         In connection with this opinion, we have examined and relied upon the Registration Statement, the Company's Restated Certificate of Incorporation and Bylaws, the Agreement, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Agreement, will be validly issued, fully paid, and nonassessable shares of Common Stock of the Company.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               /s/ Haddan & Zepfel LLP
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                                                   Haddan & Zepfel LLP